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                                                                   EXHIBIT 21.01





                      SUBSIDIARIES OF NEMATRON CORPORATION


     - A-OK Control Engineering, Inc. (Michigan, United States)
     - Nematron Canada Inc. (Canada)
     - Nematron, Limited (the United Kingdom)



















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